EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-83676 and 333-83682 on Form S-8 of our reports dated March 15, 2005, relating to the financial statements and financial statements schedule of ManTech International Corporation, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of ManTech International Corporation for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE LLP

McLean, Virginia

March 15, 2005